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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                                 Amendment No. 1

                                WebMD Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)

                   Common Stock, Par Value, $0.0001 Per Share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    422209106
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                February 14, 2002
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)


                                  John Seethoff
                 Deputy General Counsel, Finance and Operations
                                One Microsoft Way
                         Redmond, Washington 98052-6399
                                 (425) 882-8080
--------------------------------------------------------------------------------
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)

Check the appropriate box to designate the rule pursuant to which this schedule is filed:

[_]  Rule 13d-1(b)
[X]  Rule 13d-1(c)
[-]  Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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  CUSIP NO. 422209106
           ----------
------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S., or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Microsoft Corporation 91-1144442
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [_]
                                                                (b) [_]
------------------------------------------------------------------------------
      SEC USE ONLY
 3
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      State of Washington
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            13,676,389
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
     OWNED BY             -0-
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             13,676,389
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH:         8
                          -0-
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      13,676,389
------------------------------------------------------------------------------
      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10
                                                                    [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      4.39%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
12
      CO
------------------------------------------------------------------------------

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Item 1.

     (a)  Name of Issuer:  WebMD Corporation (the "Company")
     (b)  Address of principal executive offices of the Issuer:
          669 River Drive, Center 2
          Elmwood Park, NJ 07407-1361



Item 2.

     (a)  Name of Person Filing: Microsoft Corporation, a Washington corporation

     (b) Address of Principal Business Office: One Microsoft Way, Redmond, Washington 98052 Attention: Deputy General Counsel, Finance and Operations

     (c)  Citizenship: State of Washington.

     (d)  Title of Class of Securities: Common Stock, Par Value; $0.0001 Per
          Share

     (e)  CUSIP Number: 422209106


Item 3.           Not Applicable.


Item 4.           Ownership

     (a) Amount beneficially owned: a warrant, exercisable within 60 days, for 13,676,389 shares of Issuer's Common Stock.

     (b)     Percent of class: 4.39%

     (c)     Number of shares as to which the person has:
              (i)   Sole power to vote or to direct the vote: 13,676,389

              (ii)  Shared power to vote or to direct the vote: 0

              (iii) Sole power to dispose or to direct the disposition of:
                    13,676,389

              (iv)  Shared power to dispose or to direct the disposition of: 0


Item 5. Ownership of Five Percent or Less of a Class: If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

Item 6.          Ownership of More than Five Percent on Behalf of Another
                 Person: Not Applicable.


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Item 7.     Identification and Classification of the Subsidiary Which Acquired
            the Security Being Reported on By the Parent Holding Company: Not Applicable.

Item 8.     Identification and Classification of Members of the Group: Not
            Applicable.

Item 9.     Notice of Dissolution of a Group: Not Applicable.

Item 10. Certification: By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    Signature

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                 February 14, 2002


                                 MICROSOFT CORPORATION

                                 By /s/ John G. Connors
                                   ---------------------------------------------

                                 John G. Connors
                                 Senior Vice President; Chief Financial Officer